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                                                                    EXHIBIT 99.2

                            LITTELFUSE INCORPORATED

                             MODERATOR: HOWARD WITT
                                 APRIL 21, 2003
                                 10:00 A.M. CT

Operator: Good day everyone and welcome to the Littelfuse Incorporated first quarter 2003 earnings conference call. Today's call is being recorded.

     At this time, I'd like to turn the call over to the Chairman, President and Chief Executive Officer, Mr. Howard Witt. Please go ahead, sir.

Howard Witt: Good morning, everybody, and thanks for being with us this morning on this call. This is Howard. And with me is Phil Franklin, our CFO. Welcome to our first quarter, 2003 conference call. As for the normal program, after Phil and I finish our comments we'll have questions and answers. And the total call will be approximately 45 minutes.

     After opening comments, Phil will cover the first quarter in detail. I'll come back on with a background to quarter one, a few comments about the future. And then Phil will come back on and close with comments in how we see the balance of the year. And then we'll have Q&A.

     When Phil and I spoke with you in January, we commented on the activities we'd taken over the past two years that would help set Littelfuse for the future. We also talked about the importance of the balance created by being in several focused markets, and the added balance of being an international player with significant presence in the major world economies. And all of this, we feel has contributed to the respectable first quarter reflected in the results that we released this morning.

     Phil, go ahead with the details please.

Phil Franklin: Yes. I'd like to read the Safe Harbor language first. Any forward-looking statements contained herein involve risks and uncertainties, including but not limited to product-demand risks, the effect of economic conditions, the impact of competitive products in pricing, commercialization and technological difficulties, capacity and supply constraints, exchange-rate fluctuations, the effect of the Company's accounting policies, labor disputes, restructuring costs in excess of expectations, and other risks which may be detailed in the Company's SEC filings.

     Sales for the first quarter of 2003 were 70.0 million, up seven percent from the year-ago quarter. Earnings-per-share for the first quarter were 15 cents, compared to eight cents for the prior-year period before restructuring charges.

     By market segment, first quarter sales compared to the prior year were as follows: Electronics up 12 percent, automotive up two percent, electrical up six percent, excluding currency effects and the Semitron acquisition, first-quarter sales were flat with the prior year, with segment sales as follows: Electronics up one percent, as strength in Asia offset weakness in Europe. Automotive down four percent due primarily to high year-end inventory levels at two major customers. Electrical was up six percent, reflecting recent share gains in what continues to be a very weak market. Our manufacturing rationalization program, and other cost reduction programs, remain on schedule and have been largely responsible for a gradual improvement in gross margin over the

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     last several quarters, despite ongoing price erosion. The thirty-three point zero percent, gross margin, although still well below our historical norm, is the best gross margin we've posted since the early stages of the electronics downturn.

     The operating margin at seven and-a-half percent for the quarter showed improvement over the full-year 2002-operating margin of 6.9 percent. And this should continue to improve over the next several quarters as we benefit from seasonally stronger sales and continued cost reductions.

     In the first quarter, we also gained about a penny a share on the other-income line, which was a combination of a gain on the sale of our Korean manufacturing facility, and some foreign-exchange gains.

     We were about break even on free cash flow for the first quarter. But let me remind you that the free cash flow is typically weak for us in the first half of the year, when sales and working capital are increasingly seasonally, and that we generate the majority of free cash for the year in the second half.

     Now I'd like to turn it back to Howard.

Howard Witt: As Phil has noted in the opening comments, several initiatives have clearly contributed to the first quarter, and cost reduction is one of these. The continued progress on the plant consolidation program and the planned closure of our Centralia facility this summer is providing access to lower-cost labor at our established Mexico, China and Philippines factories. I would also add, to expand, we're adding space to the China and the Philippines factories this year as well.

     Cost reduction is not only moving production lines. We also take cost out by an aggressive program to substitute lower-cost materials and source offshore. We continue to take costs out of our product, and exceed the market-driven price pressures in each of our markets.

     We've recently, in this last year, added talent -- or Phil's added talent, because he heads this organization -- in our purchasing team. And that team is traveling globally seeking high quality, lower-cost sources, and gaining the leverage of combining purchases from a cross section of our businesses. Let me use maybe two examples. You know, we have talked a lot about plastic material savings. Those activities are going on primarily in our automotive area, with material substitution, and using consigned inventory programs.

     An example of another area -- when we make fuses, we have a metal end cap on each of the fuses we have purchased from suppliers over a long period of time. And our new team, with heavy offshore travel, is consolidating from two suppliers located in Europe for one, and the U.S., to a source in China where we will reduce our material costs by over 20 percent. There will be additional freight savings shifting to this China supplier, because of our manufacturing base located there. And our shipping costs will really decrease by 90 percent. Total savings on this one initiative, when it's once completed, will be approximately a million dollars per year.

     We've also taken cost out of our logistics operation through our new North American distribution center located here in the Chicago area. We have both increased customer service and reduced our direct labor cost by 20 percent.

     In automotive parts manufacturing, we've added over one million dollars in new plastic-injection loading machines, in our Des Plaines plant, to improve productivity. The improvement has been approximately 22 percent related to faster cycle times. This investment has also allowed us to reduce some of our heavy overtime that we've been experiencing in the automotive business. I would note that in the first quarter of this year, one-half of our cap ex has been in our automotive
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business. So you can see, in addition to moving sites, the basic blocking and tackling with respect to raw-material costs and logistics are really adding to our bottom line.

Related to acquisitions and product extensions, as Phil and I have pointed out, we used our strong cash generation to fund both new product activities and focused acquisitions. The Semitron acquisition last year is now contributing sales of new technologies to our product offering. Our feeling is that to be successful and profitable in the future, we need to do more than sell parts, albeit important parts, we need to broaden our product offering to our global electronic and automotive customer base. The objective here, as we spelled out and touched on in our annual report recently passed to you, is that rather than selling parts, we'd be able to sell solutions on a widened technology base.

We will continue to seek very focused product portfolio additions that add technology and increase our presence, and affect our market share, to become dominant total-solution provider to our circuit protection customers. Being effectively debt free in the early part of this year provides us great flexibility in making strategic long-term investments.

We have just a few comments on the three markets as we see them in reminding those who may be new to the stock on the call that, we have focused, P&L driven teams in each of our three business units. Speaking to each of them -- in the electrical area, as Phil pointed out, the market is weak due to several factors, including low non-residential construction, and low-plant utilization. Given that tone in the electrical market, our distributors are very conservative about inventory investment. However given that, we're still showing growth due to the new accounts we gained last year, and creative marketing of our unique indicating technology.

On the automotive side, we've seen weakness in the first quarter. With U.S. Car Builds for the year projected at 15.9 million units, which will be down about two to three percent from 2002. And again, those are the U.S. numbers. Car inventories at this point are high, though with a labor negotiations coming in that industry in the fall our initial anticipation is that the car manufacturers, at least many of them, will tend to keep their car inventories high.

In auto in Europe, the build is flat, projected to be flat this year with last year, at about 16.7 million units. There is more positive activity, as you probably read in the trade journals and others, regarding hybrid vehicles, as the Japanese, and now the U.S. manufacturers are beginning to offer these vehicles. And the good news is that these will be higher dollar value to us. But with a clear caveat, this market will take time to develop.

And the last of the three segments is electronic were we continue to see strength in most of the Far East. Europe is weak, but we're helped by currency, at this point, in the European market. In the U.S., OEM is weak, however, we are seeing distribution begin to show some signs of strength, mainly just in the last two or three weeks in the month of April, with increased bookings and sales.

I would comment, there are a few glimmers of hope in this business that's been weak for quite a time period. And these glimmers are coming primarily from the Far East. And just a few recent examples I would share with you -- NEC, one of our customers, expects a climb in notebook computer sales in the second quarter. Secondly, speaking about Nokia -- many of you may be aware or follow this company. Nokia is expecting cell-phone unit sales up in the second quarter in the range of four to 12 percent over the first quarter. And their handset profitability is also up. Some of this activity is driven by color displays and new features on their phones. And for Nokia, this will sound familiar, their profit increase, that they recently released, that was due to increased efficient manufacturing.

Our March sales in electronics in Hong Kong and China were strong, and I would say the overall electronic book to bill in March in the south portion of the Far East, was 1.1, so again, a bit of a positive sign.

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     Some of you may be aware of Henderson: this is an electronic-market forecasting service. I quote, a forward-looking comment from them. This is an April comment, "a relatively strong rebound is projected for next year as obsolescence becomes increasingly prevalent in the corporate world. Postponed PC upgrades, fueled by renewed profitability, will be at the top of the list. And Lap-tops sporting wireless communication capabilities may just be a killer app next year, if the wireless infrastructure, including Wi-Fi is expanding aggressively."

     Regarding SARS, I would expect there will be some questions about this as we're all concerned about this issue in the Far East, (Henderson) also reports a possible defensive buildup of parts by OEMs in quarter two to be sure they can continue a smooth production in the face of this challenge. As for the impact on us, regarding SARS, we really haven't seen the impact on our business to date. And we're somewhat insulated from direct problems because we have local people in local-language selling. That is, we're not dependent on travel to cover our accounts. We've also, as we're shared before, have, by design, locally staffed design and support centers in Japan, China, Taiwan, Korea and Singapore.

     And one last point before Phil closes, and this is an overriding point, but we certainly feel very strongly that our separate SBU strategy, and our distinctly different markets, auto, electronic and electrical with each team focusing on their P&L, we feel is really paying off.

     Phil?

Phil Franklin: Thanks, Howard. I'd like to conclude now with some forward-looking guidance with a caution that our markets are still quite uncertain, and visibility has really not improved to any significant degree.

     With that caveat, here's our latest thinking. We are planning for sequential growth in the neighborhood of five percent over the first quarter. This is for the second quarter of this year, reflecting the typical seasonal improvement in our business, driven primarily by electronics. With this modest increase in volumes, and completion of the final stage of our manufacturing rationalization program, with the move out of the Centralia, Illinois facility, we expect gross margins to show continued improvement. Earnings-per-share for the second quarter expected to be in the range of 17 to 20 cents.

     The full-year outlook is must less certain, but the current analyst consensus of 69 cents per share seems reasonable to us at this time.

     Now we'd be happy to take your questions.

Operator: Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key, followed by the digit one on your touch-tone telephone. If you're on a speakerphone, please be sure your mute function is turned off to allow your signals to reach our equipment.

Howard Witt: Thank you very much for being on the call.

Phil Franklin: Have a good day.

Operator: This does conclude today's conference. We thank you for all your participation. You may now disconnect. END